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EXHIBIT 10.28

October 31, 2000

Revised employment offer/compensation structure amendment
For Dave Berkley

J. David Berkley
13828 Lincoln Street N.E.
Ham Lake, MN 55304

RE: Oxboro Medical Offer of Employment

Dear Dave:

    Per our discussions we will amend your original offer of employment, for the position of President of Oxboro Medical, Inc. Although the position is employment "at will", the following are the proposed amended terms and conditions of your employment

Title:	President.
Salary:	$150,000 per year for the first year with a review at the end of one year.
Start Date:	Monday, October 16, 2000.
Bonus:	Up to 100% of annual salary payable 90 days following year-end or 10 days after the audited results are presented to the board of directors whichever is sooner.
Bonus Calculation:
The bonus shall be earned at the rate of $20,000 per full one million in sales increased over $5 million for the fiscal year ended September 30, 2001 combined with $20,000 per full $100,000 that pretax operating profits exceed $1.3 million. Both the sales and pretax operating profits shall be combined to a maximum of 100% of the base salary.
Pretax Operating Profits defined:
Pretax operating profits shall be determined in accordance with generally accepted accounting principles before accruing the bonus described herein and adjusted to eliminate any interest income and expense and to eliminate any "investment gain or losses" the calculation shall also exclude any costs associated with any unsuccessful potential acquisitions. All other costs shall be included in the calculation; however, the parties agree to renegotiate the arrangement in the event an acquisition in the principal amount greater than $750,000 is made.
Stock Options:
Options to purchase 100,000 shares at $3.75 per share shall be granted and shall vest a on the 7th anniversary of employment from the initial date of employment, however, the options shall be subject to an accelerated vesting plan s follows: There are provisions for accelerated vesting as follows:
33,334 stock options would accelerate vest on 10/16/2001 if the Company's pretax operating profit exceeds $1.3 million, for fiscal year 2001
33,333 would accelerate vest on 10/16/2002 if the Company's pretax operating profit exceeds $1.5 million for fiscal year 2002
33,333 would accelerate vest on 10/16/2003 if 3 year cumulative pretax profits exceed $4 million, during fiscal years 2001 through 2003

Pretax targets are governed by the pretax profit guidelines in previous section. No other conditions affect vesting of the options.
Benefits:	Standard similar to other Oxboro Medical executives—with four weeks vacation provided no more than two weeks can be taken at one time.

    This agreement supercedes the original offer agreement dated October 9 2000, and is effective October 16, 2000.

    Dave, if this arrangement meets with your approval please sign the acknowledgement below and return one signed copy to me.

    The full Oxboro Medical board of directors is looking forward to a long and profitable relationship.

Sincerely,

/s/ Kenneth W. Brimmer

Kenneth W. Brimmer
 Chairman

Agreed to:

/s/ J. David Berkley

J. David Berkley

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